EXHIBIT 23





INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 33-50385 of Chrysler Financial Corporation on Form S-3 of our report dated January 18, 1994 relating to the financial statements of Chrysler Financial Corporation for the year ended December 31, 1993 appearing on Form 8-K of Chrysler Financial Corporation dated January 18, 1994.


/s/ DELOITTE & TOUCHE
Detroit, Michigan

January 18, 1994